UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2022

The Carlyle Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35538	45-2832612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Pennsylvania Avenue, NW
Washington, DC	20004-2505
(Address of Principal Executive Offices)	(Zip Code)

(202) 729-5626

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CG	The Nasdaq Global Select Market
4.625% Subordinated Notes due 2061 of Carlyle Finance L.L.C.	CGABL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 7, 2022, The Carlyle Group Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) and its Chief Executive Officer, Kewsong Lee, have mutually agreed that Mr. Lee will step down as Chief Executive Officer and a member of the Board, effective as of such date. Mr. Lee will serve as a Senior Advisor through the end of the year in order to assist with the transition. The Board has appointed William E. Conway to serve as interim Chief Executive Officer until a permanent successor to Mr. Lee has been appointed.

Mr. Conway, age 72, is a Co-Founder of the Company and current Non-Executive Co-Chairman of the Board. Mr. Conway was elected to the Board effective July 18, 2011. Previously, Mr. Conway served as the Company’s Co-Chief Executive Officer and Chief Investment Officer. Prior to forming the Company in 1987, Mr. Conway was the Senior Vice President and Chief Financial Officer of MCI Communications Corporation (“MCI”). Mr. Conway was a Vice President and Treasurer of MCI from 1981 to 1984. Mr. Conway is Chairman of the Board of Trustees of Johns Hopkins Medicine and a member of the Board of Trustees of the Catholic University of America. He previously served as chairman and/or director of several public and private companies in which the Company had significant investment interests. Mr. Conway received his BA from Dartmouth College and his MBA in finance from The University of Chicago Booth School of Business.

In connection with the leadership transition, Christopher Finn, the Company’s Chief Operating Officer, has agreed to defer his previously-announced retirement at the end of this year. In addition, the Board has formed a search committee to drive the search for a permanent Chief Executive Officer. The Board will immediately engage an executive search firm to identify and assess candidates for the permanent Chief Executive Officer position.

In connection with Mr. Lee’s separation from employment, Mr. Lee and the Company entered into a separation agreement, dated as of August 7, 2022. The separation agreement provides that Mr. Lee will receive the severance benefits set forth in his employment agreement and equity award agreements, as previously disclosed by the Company, including vesting of the 2018, 2019 and 2020 performance-based restricted stock unit awards held by Mr. Lee. Vesting of such awards will be based on actual performance results measured through the end of calendar year 2022. Mr. Lee will also retain the allocations of direct carried interest that he received prior to his appointment as Chief Executive Officer. The separation agreement includes a general release of claims from Mr. Lee in favor of the Company, and provides that Mr. Lee shall continue to comply with the post-employment restrictive covenants set forth in his employment agreement.

A copy of the related press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated August 7, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Carlyle Group Inc.

Date: August 8, 2022	By:	/s/ Jeffrey W. Ferguson
	Name:	Jeffrey W. Ferguson
	Title:	General Counsel